(Local Currency—Single Jurisdiction)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT
dated as of February 1, 2007

WACHOVIA BANK, NATIONAL ASSOCIATION            and            G&E Healthcare REIT MEDICAL

PORTFOLIO 1, LLC

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: —

1. Interpretation

(a) Definitions. The terms defined in Section 12 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting. If on any date amounts would otherwise be payable: —

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of branches or offices through which the parties make and receive payments or deliveries.

(d) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3. Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into) that:—

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

4. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party any forms, documents or certificates specified in the Schedule or any Confirmation by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

5. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(d) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(d) or to give notice of a Termination Event) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation . A representation made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (ii) below or an Additional Termination Event if the event is specified pursuant to (iii) below:—

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(iii) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6. Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iii) Right to Terminate. If: —

(1) an agreement under Section 6(b)(ii) has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality other than that referred to in Section 6(b)(ii), a Credit Event Upon Merger or an Additional Termination Event occurs,

either party in the case of an Illegality, any Affected Party in the case of an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(d) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment), from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default:—

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of
(A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Unpaid Amounts owing to the Non-defaulting Party over
(B) the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Unpaid Amounts owing to the Non-defaulting Party less (B) the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties:—

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Unpaid Amounts owing to X less (II) the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre -Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7. Transfer

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void

8. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9. Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

10. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

11. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction . With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably: —

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

12. Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1 % per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iii).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“law” includes any treaty, law, rule or regulation and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position ( or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 9. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:—

(a) the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Event” means an Illegality or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 1,
WACHOVIA BANK, NATIONAL ASSOCIATION	LLC
(Name of Party)	(Name of Party)
By: /s/ John Miechkowski Name: John Miechkowski Title: Director Date: 2/4/08	By: /s/ Andrea R. Biller Name: Andrea R. Biller Title: Executive Vice President Date:

SCHEDULE
to the
MASTER AGREEMENT
dated as of February 1, 2008 between
WACHOVIA BANK, NATIONAL ASSOCIATION (“Party A”)
and G&E HEALTHCARE REIT MEDICAL PORTFOLIO 1, LLC (“Party B”)

Part 1. Termination Provisions

(a)	“Specified Entity” means each party’s Affiliates for purposes of Section 5(a)(v).

(b)	“Specified Transaction” has its meaning as defined in Section 12.

(c)	“Cross Default” applies to both parties. With respect to Party B, “Cross Default” is amended by inserting at the end of Section 5(a)(vi): “or (3) any default, event of default or other similar condition or event (however described) under any existing or future agreement or instrument relating to any loan or extension of credit from Party A (or any of its Affiliates) to Party B (whether or not anyone else is a party thereto).”

“Specified Indebtedness” means any obligation (whether present, future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money or relating to the payment or delivery of funds, securities or other property (including, without limitation, collateral), other than indebtedness in respect of any bank deposits received in the ordinary course of business by any foreign branch of a party the repayment of which is prevented, hindered or delayed by any governmental or regulatory action or law unrelated to the financial condition or solvency of such party or that foreign branch.

“Threshold Amount” means, with respect to Party A, an amount (including its equivalent in another currency) equal to the higher of $10,000,000 or 2% of its stockholders’ equity as reflected on its most recent financial statements or call reports, and with respect to Party B, any amount of Specified Indebtedness.

(d)	“Credit Event Upon Merger” applies to both parties.

(e)	“Automatic Early Termination” does not apply to either party.

(f)	Payments on Early Termination. Except as otherwise provided herein, “Market Quotation” and the “Second Method” apply, provided that with respect to the following types of Transactions, a Market Quotation shall not be determined or included under clause (a) of the definition of Settlement Amount, and instead a “Loss” shall be determined and included under clause (b) of the definition of Settlement Amount with respect to the following types of Transactions: any Transactions which are commodity swaps, commodity options, commodity forwards or any other commodity derivative transactions.

In the case of any Terminated Transaction that is, or is subject to, any unexercised option, the words “economic equivalent of any payment or delivery” appearing in the definition of “Market Quotation” shall be construed to take into account the economic equivalent of the option.

(g)	“Additional Termination Event” does not apply to either party.

Part 2. Tax Provisions

(a)	Tax Representations.

(i) Party A represents at all times hereunder that (A) it is a national banking association organized or formed under the laws of the United States, and (B) it is a United States resident for United States federal income tax purposes.

(ii) Party B represents at all times hereunder that (A) it is organized or formed under the laws of a state within the United States, and (B) it is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) a United States resident for United States federal income tax purposes.

(b)	Tax Forms.

(i) Each party agrees to deliver to the other party the tax forms specified below with respect to it at the following times: before the first Payment Date under this Agreement; promptly upon reasonable demand by the other party; and promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

(A) Tax Forms to be Delivered by Party A:

None specified.

(B) Tax forms to be Delivered by Party B:

(I) If Party B is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) treated as a corporation for United States federal income tax purposes whose name includes “Incorporated”, “Inc.”, “Corporation”, “P.C.”, “Insurance Company” “Indemnity Company”, “Reinsurance Company”, or “Assurance Company”:

None specified, unless any amount payable to Party B under this Agreement is to be paid to an account outside the United States, in which case the tax form to be delivered by Party B shall be a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

(II) In all other cases:

A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

(ii) In addition, each party agrees to deliver to the other party, upon reasonable demand by such other party, any other tax form that may be required or reasonably requested in writing in order to allow such other party to make a payment under this Agreement (or under any Credit Support Document) without any deduction or withholding for or on account of any tax imposed by any government or other taxing authority in respect of any such payment (other than a stamp, registration, documentation or similar tax), or with such deduction or withholding at a reduced rate, which form shall be correct, complete and duly executed.

(c)	Withholding Tax Liability. A breach of a representation under paragraph (a) above, or a failure to deliver a required tax form in accordance with paragraph (b) above, by a party hereunder (the “defaulting payee”) may result in a tax liability on the part of the other party (the “payor”), as required by the United States Internal Revenue Code and regulations thereunder, for withholding or backup withholding on any payment by the payor to the defaulting payee under this Agreement (or under any Credit Support Document), including a liability to remit to the U.S. Treasury Department the required amount of withholding and to pay interest and penalties to the U.S. Treasury Department for amounts not withheld.

Accordingly, if any such breach or failure by the defaulting payee results in any such tax liability, then (i) any amount so withheld and remitted to the U.S. Treasury Department shall discharge the payor’s obligation under this Agreement (or under any Credit Support Document) to pay to the defaulting payee the portion of any payment so withheld and remitted (with the payor having no obligation to “gross up” any of its payments for such withheld amounts), and (ii) if any tax liability resulting from the defaulting payee’s breach or failure is assessed directly against the payor in respect of any amounts not withheld, the defaulting payee shall indemnify the payor on demand for the amount of such tax liability (including interest and penalties). However, any such breach or failure by the defaulting payee shall not be an “Event of Default” or a “Potential Event of Default” under this Agreement unless the defaulting payee fails to so indemnify the payor.

Part 3. Documents

Delivery of Documents.

(i) When it delivers this Agreement, Party B shall also deliver its Closing Documents to Party A in form and substance reasonably satisfactory to Party A. For each Transaction, Party B shall deliver, promptly upon request, a duly executed incumbency certificate for the person(s) executing the Confirmation for that Transaction on behalf of Party B.

(ii) For Party B, “Closing Documents” means an opinion of counsel covering Party B’s Basic Representations under Section 3(a) as they relate to this Agreement, or in lieu thereof, (A) a copy of Party B’s organizational documents, including its operating agreement and any articles or certificate of registration or incorporation, and any amendments thereto, (B) a certified copy of the resolutions of Party B duly adopted by or on behalf of the members of Party B (and separate resolutions of the board of directors of each of Party B’s members that is a corporate entity) authorizing the execution, delivery and performance by Party B of this Agreement and authorizing Party B to enter into Transactions hereunder, and (C) a duly executed incumbency certificate of Party B certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party B, together with, if this Agreement or any Transaction for Party B is being executed through any of Party B’s members or its manager that is a corporate entity, an incumbency certificate of each such member or manager certifying the name, true signature and authority of each such person.

Part 4. Miscellaneous

(a)	Addresses for Notices. For purposes of Section 10(a) of this Agreement, all notices to a party shall, with respect to any particular Transaction, be sent to its address, telex number or facsimile number specified in the relevant Confirmation (or as specified below if not specified in the relevant Confirmation), provided that any notice under Section 5 or 6 of this Agreement, and any notice under this Agreement not related to a particular Transaction, shall be sent to a party at its address specified below.

To Party A:

WACHOVIA BANK, NATIONAL ASSOCIATION
301 South College Street, DC-8
Charlotte, NC 28202-0600

Attention: Derivatives Documentation Group

Fax: (704) 383-0575
Phone: (704) 383-8778

To Party B:

G&E HEALTHCARE REIT MEDICAL
PORTFOLIO 1, LLC

Attention:

Fax:
Phone:

(b)	“Calculation Agent” means Party A.

(c)	“Credit Support Document” means, with respect to Party B, each document (whether now existing or hereafter executed) which by its terms secures, guarantees or otherwise supports Party B’s obligations under this Agreement from time to time, whether or not this Agreement, any Transaction, or any type of Transaction entered into hereunder is specifically referenced or described in any such document.

“Credit Support Default” is amended by adding at the end of Section 5(a)(iii)(1):

“, any default, event of default or other similar condition or event (however described) exists under any Credit Support Document, any action is taken to realize upon any collateral provided to secure such party’s obligations hereunder or under any Transaction, or the other party fails at any time to have a valid and perfected first priority security interest in any such collateral;”

(d)	“Credit Support Provider” means, with respect to Party B, each party to a Credit Support Document that provides or is obligated to provide security, a guaranty or other credit support for Party B’s obligations under this Agreement.

(e)	Governing Law. To the extent not otherwise preempted by U.S. Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied).

(f)	Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement, any Credit Support Document to which it is a party, or any Transaction.

(g)	Netting of Payments. Section 2(c)(ii) will apply in respect of all Transactions from the date of this Agreement, provided that Section 2(c)(ii) will not apply with respect to any Transactions or group of Transactions for which the parties mutually agree shall be netted operationally.

(h)	“Affiliate” has its meaning as defined in Section 12.

Part 5. Other Provisions

(a)	2006 ISDA Definitions. This Agreement and each Transaction are subject to the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (the “2006 ISDA Definitions”) and will be governed by the provisions of the 2006 ISDA Definitions. The provisions of the 2006 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a “Swap Transaction” in the 2006 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a “Transaction” in this Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for purposes of the 2006 ISDA Definitions. The provisions of this Agreement (exclusive of the 2006 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2006 ISDA Definitions.

(b)	Scope of Agreement. Any Specified Transaction now existing or hereafter entered into between the parties (whether or not evidenced by a Confirmation) shall constitute a “Transaction” under this Agreement and shall be subject to, governed by, and construed in accordance with the terms of this Agreement, unless the confirming document(s) for that Specified Transaction provide(s) otherwise. For any such Specified Transaction not evidenced by a Confirmation, Section 2(a)(i) of this Agreement is amended to read as follows: “(i) Each party will make each payment or delivery to be made by it under each Transaction, as specified in each Confirmation (or otherwise in accordance with the terms of that Transaction if not evidenced by a Confirmation), subject to the other provisions of this Agreement.” In the event the parties enter into any such Specified Transaction that is a foreign exchange transaction or provides for one or more payments or deliveries to be made in a currency other than U.S. Dollars, (i) this Agreement shall be deemed to incorporate by reference the multicurrency provisions of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) form, including Section 8 thereof, and shall be read and construed in accordance with such provisions, mutatis mutandis, with such modifications deemed made to Sections 6(e) and 12 hereof to incorporate the Termination Currency Equivalent provisions of Sections 6(e) and 14 of such form and with U.S. Dollars being deemed the Termination Currency for such purpose, and (ii) this Agreement and any such Specified Transaction shall be deemed to incorporate by reference the 1998 FX and Currency Option Definitions published by ISDA, EMTA Inc. and The Foreign Exchange Committee, except as otherwise specifically provided herein or in the relevant Confirmation.

(c)	Additional Representations. In addition to the representations under Section 3, the following representations will apply:

(i) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Relevant Agreement that:

(1)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Relevant Agreement and as to whether the Relevant Agreement is appropriate or proper for it based solely upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party or any of its affiliates (or its respective representatives) as investment advice or as a recommendation to enter into the Relevant Agreement, it being understood that information and explanations related to the terms and conditions of any Relevant Agreement will not be considered investment advice or a recommendation to enter into the Relevant Agreement. No communication (written or oral) received from the other party or any of its affiliates (or its respective representatives) will be deemed to be an assurance or guarantee as to the expected results of the Relevant Agreement.

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Relevant Agreement based solely upon its own evaluation of the Relevant Agreement (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) or that of its own advisers. It is also capable of assuming, and assumes, the risks of the Relevant Agreement. It also understands that the terms under which any Transaction may be terminated early are set forth in this Agreement (or in the relevant Confirmation), and any early termination of a Transaction other than pursuant to such terms is subject to mutual agreement of the parties confirmed in writing, the terms of which may require one party to pay an early termination fee to the other party based upon market conditions prevailing at the time of early termination.

(3)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Relevant Agreement, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Relevant Agreement.

“Relevant Agreement” means this Agreement, each Transaction, each Confirmation, any Credit Support Document, or any agreement (including any amendment, modification, transfer or early termination) between the parties relating to this Agreement or to any Transaction, Confirmation or Credit Support Document.

(ii) Eligibility. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act or otherwise qualifies under the CFTC’s Policy Statement Concerning Swap Transactions (July 21, 1989) published in the Federal Register at vol.54, pages 30694-30697.

(iii) ERISA. Each party represents to the other party at all times hereunder that it is not (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to Title I of ERISA or Section 4975 of the Code, or a plan as so defined but which is not subject to Title I of ERISA or Section 4975 of the Code but is subject to another law materially similar to Title I of ERISA or Section 4975 of the Code (each of which, an “ERISA Plan”), (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan.

(iv) Authorized Persons. Party B represents, warrants and agrees that: (i) each Authorized Person, acting singly, is authorized from time to time on behalf of and in the name of Party B to negotiate, enter into, amend, transfer and terminate Transactions with Party A on such terms as such Authorized Person may agree; (ii) Party B will be bound by the terms of each Transaction, and any amendment, transfer or termination thereof, as and when that Authorized Person enters into (whether orally by telephone or in writing) any such Transaction for Party B or any agreement with Party A to amend, transfer or terminate any Transaction; and (iii) Party A may rely and act upon any instruction, order, agreement or document purporting to be from an Authorized Person and relating to any proposed or existing Transaction, whether the instruction, order, agreement or document is in writing (signed or unsigned) or is communicated by telephone, facsimile transmission or other electronic means, and once Party A has acted or relied upon it, then that instruction, order, agreement or document may not be rescinded, canceled, terminated, modified or amended without Party A’s prior written consent.

“Authorized Person” means any person whose signature is set forth below Party B’s name on the signature pages hereof and each other person who is a director, officer, partner (or general partner), manager (or general manager), member (or managing member) or any other person holding any office or position in Party B or in any of its partners (or general partners), managers (or general managers) or members (or managing members).

(d)	Set-off. Any amount (“Early Termination Amount”) payable to one party (“Payee”) by the other party (“Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(ii) has occurred, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by means of set off against any amount(s) (“Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer or to any Affiliate of the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer (or between the Payee and any Affiliate of the Payer) or instrument(s) or undertaking(s) issued or executed by the Payee to, or in the favor of, the Payer or any Affiliate of the Payer (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this paragraph.

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the relevant currency.

Nothing in this paragraph shall be effective to create a charge or other security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e)	Change of Account. Any account designated by a party pursuant to Section 2(b) shall be in the same legal and tax jurisdiction as the original account.

(f)	Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties or any of their Affiliates in connection with this Agreement or any Transaction or potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and those of its Affiliates and (iii) agrees, to the extent permitted by applicable law, that such recordings may be submitted in evidence in any Proceedings.

(g)	Confirmation Procedures. Upon receipt thereof, Party B shall examine the terms of each Confirmation sent by Party A, and unless Party B objects to the terms within three New York business days after receipt of that Confirmation, those terms shall be deemed accepted and correct absent manifest error, in which case that Confirmation will be sufficient to form a binding supplement to this Agreement notwithstanding Section 8(e)(ii) of this Agreement.

(h)	Covenants of Financial Agreements.

(i) Party B shall provide Party A at all times hereunder with the same covenant protection as Party B provides Party A (or any of its Affiliates) under Financial Agreements. Therefore, in addition to the Cross Default provisions of this Agreement, and notwithstanding the satisfaction of any obligation or promise to pay money to Party A (or any of its Affiliates) under any Financial Agreement, or the termination or cancellation of any Financial Agreement, Party B hereby agrees to perform, comply with and observe for the benefit of Party A hereunder all affirmative and negative covenants contained in each Financial Agreement applicable to Party B (excluding any obligation or promise to pay money under any Financial Agreement) at any time Party B has any obligation (whether absolute or contingent) under this Agreement.

(ii) For purposes hereof: (A) the affirmative and negative covenants of each Financial Agreement applicable to Party B (together with related definitions and ancillary provisions, but in any event excluding any obligation or promise to pay money under any Financial Agreement) are incorporated (and upon execution of any future Financial Agreement, shall automatically be incorporated) by reference herein (mutatis mutandis); (B) if other lenders or creditors are parties to any Financial Agreement, then references therein to the lenders or creditors shall be deemed references to Party A; and (C) for any such covenant applying only when any loan, other extension of credit, obligation or commitment under the Financial Agreement is outstanding, that covenant shall be deemed to apply hereunder at any time Party B has any obligation (whether absolute or contingent) under this Agreement.

(iii) Notwithstanding the foregoing, if the incorporation of any provision by reference from any Financial Agreement would result in the violation by Party B of the terms of that Financial Agreement, or be in violation of any law, rule or regulation (as interpreted by any court of competent jurisdiction), then this Agreement shall not incorporate that provision.

“Financial Agreement” means each existing or future agreement or instrument relating to any loan or extension of credit from Party A (or any of its Affiliates) to Party B (whether or not anyone else is a party thereto), as the same exists when executed and without regard to (i) any termination or cancellation thereof or Party A (or any of its Affiliates) ceasing to be a party thereto (whether as a result of repayment thereof or otherwise), or (ii) unless consented to in writing by Party A (or any of its Affiliates), any amendment, modification, addition, waiver or consent thereto or thereof.

(i)	Transfer. Notwithstanding anything contained in Section 7 of this Agreement, if the rights of Party A (or any of its Affiliates) in any loan or extension of credit under any Financial Agreement are sold, assigned or otherwise transferred to any purchaser, assignee or transferee to which Party A (or its relevant Affiliate) may lawfully make such sale, assignment or transfer, then Party A may transfer without recourse its rights and obligations in or under this Agreement (and any Credit Support Document) to any such purchaser, assignee or transferee, provided that Party B is provided with written notice of such transfer and a written acknowledgement of the purchaser, assignee or transferee stating that it has acquired such rights and obligations of Party A and is bound by the terms of this Agreement (and any Credit Support Document) as Party A’s successor hereunder (and thereunder).

(j)	Independent Obligations. (i) Although Party B may be entering into one or more Transactions under this Agreement to hedge against the interest expense of, or other risk associated with, an existing or future loan or other financing, this Agreement and each Transaction shall be an independent obligation of Party B separate and apart from any such loan or other financing, and therefore: (A) each party’s obligations under this Agreement or any Transaction shall not be contingent on whether any loan or other financing closes, is outstanding or is repaid, in whole or in part, at any time; (B) subject to paragraph (ii) below, any repayment, acceleration, satisfaction, discharge or release of, and any amendment, modification or waiver with respect to, any loan or other financing, whether in whole or in part, at any time, shall not in any way affect this Agreement, any Transaction or either party’s obligations under this Agreement or any Transaction; (C) payments that become due under this Agreement or any Transaction shall be due whether or not (1) the Notional Amount of any Transaction at any time is different from the principal amount of any loan or other financing, (2) the Termination Date of any Transaction occurs before or after the maturity date of any loan or other financing, or (3) any other terms of any loan or other financing are different from the terms of this Agreement or any Transaction; (D) nothing in this Agreement or in any Confirmation is intended to be, nor shall anything herein or therein be construed as, a prepayment penalty, charge or premium for purposes of any loan or other financing, nor shall any terms of any loan or other financing be deemed a waiver of or otherwise impair any amount due or that may become due under this Agreement or under any Transaction; (E) if Party B at any time receives from Party A (or any of its affiliates) any payoff statement or other written statement regarding any loan or other financing, nothing in such statement shall be deemed to apply to this Agreement or any Transaction except as otherwise expressly provided in that statement and then only to the extent so provided; (F) the terms under which any Transaction may be terminated early are set forth in this Agreement (including any Confirmation of such Transaction), and any early termination of a Transaction other than pursuant to the provisions of this Agreement (including any such Confirmation) is subject to mutual agreement of the parties confirmed in writing, the terms of which may require one party to pay an early termination fee to the other party based upon market conditions prevailing at the time of early termination; and (G) if at any time any existing or future collateral or other credit support secures or otherwise supports both this Agreement (or any Transaction hereunder) and any loan or other financing (whether this Agreement or any Transaction hereunder is specifically identified in the collateral or credit support documents, or instead is referred to therein generically), then Party A (or its agent) shall be entitled to continue to hold such collateral or other credit support, and such collateral or other credit support shall continue to secure or otherwise support Party B’s obligations under this Agreement (or any Transaction hereunder), until such time as all such obligations of Party B are completely satisfied notwithstanding any repayment, acceleration, satisfaction, discharge or release of any such loan or other financing.

(ii) Nothing in paragraph (i) above shall be construed as impairing or limiting: any set-off rights; any cross default, credit support default or other provisions contained in this Agreement or any Confirmation to the extent such provisions refer to any repayment or acceleration of any loan or other financing; any rights or obligations under any Credit Support Documents; or any obligations of Party B under any covenant incorporated in this Schedule by reference from any loan or other financing (provided that any amendment, modification or waiver executed and delivered by Party A in writing with respect to any such covenant shall be deemed to apply hereunder to that covenant as so incorporated unless otherwise expressly provided in such writing).

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ John Miechkowski
Name: John Miechkowski
Title: Director

G&E HEALTHCARE REIT MEDICAL
PORTFOLIO 1, LLC

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President

SWAP TRANSACTION CONFIRMATION

Date:	January 14, 2008
To:	Triple Net Properties, LLC ("Counterparty")
Address:	1151 North Tustin Avenue
Suite 200
Santa Ana CA
92705 UNITED STATES
Email:	Pbaker@1031nnn.com, soh@1031nnn.com
Attention:	Paul Baker
From:	Wachovia Bank, N.A. ("Wachovia")
Ref. No:	2310992

Dear Paul Baker:

This confirms the terms of the Transaction described below between Counterparty and Wachovia. The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Fixed Amounts and Floating Amounts for each applicable Payment Date hereunder will be calculated in accordance with the ISDA Definitions, and if any Fixed Amount and Floating Amount are due for the same Payment Date hereunder, then those amounts shall not be payable and instead the Fixed Rate Payer shall pay the positive difference, if any, between the Fixed Amount and the Floating Amount, and the Floating Rate Payer shall pay the positive difference, if any, between the Floating Amount and the Fixed Amount.

1. The terms of the particular Transaction to which the Confirmation relates are as follows:
Transaction Type:	Interest Rate Swap

Currency for Payments:	U.S. Dollars

Notional Amount:	For a Calculation Period, the amount set forth opposite that Calculation Period on Attachment I hereto

Term:

Trade Date:	January 10, 2008
Effective Date:	January 31, 2008. The Effective Date is the first day of the first Calculation Period. However, the rights and obligations of both parties under this Transaction are in effect as of the Trade Date.
Termination Date:	January 31, 2011 , subject to adjustment in accordance with the Modified Following Business Day Convention.

Counterparty hereby acknowledges that the payments due by it under this Transaction shall be due on their respective due dates whether or not (i) there exists at any time a commitment for any Financing or any such commitment expires or terminates, (ii) any closing of any Financing takes place or is postponed or delayed, (iii) any advance is made, outstanding or repaid in connection with any Financing, either before, on or after the Effective Date, (iv) circumstances change such that Counterparty ceases to have any need for, or is unable to obtain, any Financing; or (v) the principal amount of any Financing is less or more than the Notional Amount of this Transaction, the term of any Financing is shorter or longer than the Term of this Transaction, or any other terms of any Financing differ from the terms of this Transaction. “Financing” means any loan or other extension of credit from Wachovia (or any other entity) to Counterparty (or any other entity). In addition, Counterparty acknowledges that its obligations in respect of this Transaction upon the occurrence of any Event of Default, Termination Event or Additional Termination Event shall be due and payable by Counterparty whether any such event occurs before, on or after the Effective Date.

Fixed Amounts:

Fixed Rate Payer:		Counterparty
Payment Dates:		Monthly on the last day of each month commencing February 29,
2008, through and including the Termination Date
Business Day Convention:		Modified Following
Business Day:		New York
Fixed Rate:		3.58%
Fixed Rate Day Count Fraction:		Actual/360
Floating Amounts:

Floating Rate Payer:		Wachovia
Payment Dates:		Monthly on the last day of each month commencing February 29,
2008, through and including the Termination Date
Business Day Convention:		Modified Following
Business Day:		New York
Floating Rate for initial		Determined two London Banking Days prior to the Effective Date
Calculation Period:
Floating Rate Option:		USD-LIBOR-BBA
Designated Maturity:		1 Month
Spread:		None
Floating Rate Day Count Fraction:		Actual/360
Floating Rate determined:		Two London Banking Days prior to each Reset Date.
Reset Dates:		The first day of each Calculation Period.
Compounding:		Inapplicable
Rounding convention:		5 decimal places per the ISDA Definitions.
2. The additional provisions of this Confirmation are as follows:
Calculation Agent:	Wachovia

Payment Instructions:	Wachovia Wholesale Lockbox

P.O. Box 60308
Charlotte, NC 28260-0308

Wachovia Contacts:	Settlement and/or Rate Resets:

1-800-249-3865
1-704-383-8429
Documentation:
Tel: (704) 715-7051
Fax: (704) 383-9139
Collateral:
Tel: (704) 383-9529
Please quote transaction reference number.
Per your standing payment instructions or debit authorization if provided to Wachovia, as relevant. If not provided, please contact us in order for payment to be made.
Payments to Counterparty:	Phone: 1-800-249-3865 Fax: 1-704-383-8429

Either of the following events shall constitute a “Termination Event” for this Transaction: (i) before the opening of business on January 31, 2008, the Counterparty fails to execute and deliver to Wachovia an ISDA Master Agreement (including a Schedule thereto) in form and substance acceptable to Wachovia in its sole discretion; or (ii) before the opening of business on January 31, 2008, the Counterparty’s obligations under this Transaction or any agreement governing this Transaction fail to be secured with collateral of a type and quantity, and upon terms and conditions, as shall be acceptable to Wachovia in its sole discretion.

If either Termination Event occurs, Wachovia may give written notice (including by facsimile transmission) to the Counterparty designating a New York Business Day not earlier than (nor more than 20 days after) the day such notice is given as the “Early Termination Date” for this Transaction. Upon that designation, all obligations under this Transaction will terminate and be replaced by an obligation of one party hereto to make a payment to the other party hereto as compensation for the termination of this Transaction (“Termination Payment”). The amount of, and the party obligated to make the Termination Payment shall be determined by Wachovia in accordance with the provisions of Section 6 (e) of the 1992 ISDA Master Agreement (“ISDA Master”), which provisions, together with related definitions and ancillary provisions, are hereby incorporated by reference (mutatis mutandis) from the Local Currency-Single Jurisdiction version of the ISDA Master Agreement. For purposes of the foregoing, (i) the “Second Method” and “Market Quotation” apply, (ii) this Transaction will be deemed a “Terminated Transaction”, and (iii) the Counterparty will be deemed the “Affected Party”, as such terms are used in the ISDA Master Agreement.

The Termination Payment will be due on the New York Business Day following the Early Termination Date, together with interest thereon (payable on demand and computed on a 360-day year basis for actual days elapsed) at a rate per annum equal to 2% plus the daily average Bank Prime Loan rate in effect for each day the Termination Payment remains unpaid as published in N.Y. Federal Reserve Statistical Release H.15 (519) for each such day.

Documentation

If at any time there exists an executed ISDA Master Agreement between the parties governing this Transaction, this Confirmation supplements, forms part of and will be governed by that ISDA Master Agreement, and all provisions contained or incorporated by reference in that ISDA Master Agreement will govern this Confirmation except as expressly modified herein. In the absence of that ISDA Master Agreement, this Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Local
Currency-Single Jurisdiction) published in 1992 by the International Swaps and
Derivatives Association, Inc. as if the parties had executed an agreement in such form (the provisions of which are hereby incorporated by reference), but without any Schedule except for the election of New York law (without regard to conflicts of law principles) as the governing law. References in this
Confirmation to the “ISDA Master Agreement” shall be to whichever of the foregoing is applicable. Neither party is acting as the other party’s financial advisor for this Transaction nor is it relying on the other party for any evaluation of the present or future results, consequences, risks, and benefits of this transaction, whether financial, accounting, tax, legal, or otherwise.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.

Very truly yours,
Wachovia Bank, N.A.

By: /s/ Tracey Bissell
Name: Tracey Bissell
Title: Vice President
Ref. No. 2310992
Accepted and Confirmed as of date first written above:
Triple Net Properties, LLC

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President

ATTACHMENT I
Amortization Schedule for 2310992
Calculation Period	USD Notional Reduction
USD Notional Amount
(from and including, to but excluding) (at end of period)
31 Jan 08 to 29 Feb 08 22,000,000.00 73,333.33
29 Feb 08 to 31 Mar 08 21,926,666.67 73,333.33
31 Mar 08 to 30 Apr 08 21,853,333.33 73,333.33
30 Apr 08 to 30 May 08 21,780,000.00 73,333.33
30 May 08 to 30 Jun 08 21,706,666.67 73,333.33
30 Jun 08 to 31 Jul 08 21,633,333.33 73,333.33
31 Jul 08 to 29 Aug 08 21,560,000.00 73,333.33
29 Aug 08 to 30 Sep 08 21,486,666.67 73,333.33
30 Sep 08 to 31 Oct 08 21,413,333.33 73,333.33
31 Oct 08 to 28 Nov 08 21,340,000.00 73,333.33
28 Nov 08 to 31 Dec 08 21,266,666.67 73,333.33
31 Dec 08 to 30 Jan 09 21,193,333.33 73,333.33
30 Jan 09 to 27 Feb 09 21,120,000.00 73,333.33
27 Feb 09 to 31 Mar 09 21,046,666.67 73,333.33
31 Mar 09 to 30 Apr 09 20,973,333.33 73,333.33
30 Apr 09 to 29 May 09 20,900,000.00 73,333.33
29 May 09 to 30 Jun 09 20,826,666.67 73,333.33
30 Jun 09 to 31 Jul 09 20,753,333.33 73,333.33
31 Jul 09 to 31 Aug 09 20,680,000.00 73,333.33
31 Aug 09 to 30 Sep 09 20,606,666.67 73,333.33
30 Sep 09 to 30 Oct 09 20,533,333.33 73,333.33
30 Oct 09 to 30 Nov 09 20,460,000.00 73,333.33
30 Nov 09 to 31 Dec 09 20,386,666.67 73,333.33
31 Dec 09 to 29 Jan 10 20,313,333.33 73,333.33
29 Jan 10 to 26 Feb 10 20,240,000.00 73,333.33
26 Feb 10 to 31 Mar 10 20,166,666.67 73,333.33
31 Mar 10 to 30 Apr 10 20,093,333.33 73,333.33
30 Apr 10 to 28 May 10 20,020,000.00 73,333.33
28 May 10 to 30 Jun 10 19,946,666.67 73,333.33
30 Jun 10 to 30 Jul 10 19,873,333.33 73,333.33
30 Jul 10 to 31 Aug 10 19,800,000.00 73,333.33
31 Aug 10 to 30 Sep 10 19,726,666.67 73,333.33
30 Sep 10 to 29 Oct 10 19,653,333.33 73,333.33
29 Oct 10 to 30 Nov 10 19,580,000.00 73,333.33
30 Nov 10 to 31 Dec 10 19,506,666.67 73,333.33
31 Dec 10 to 31 Jan 11 19,433,333.33 19,433,333.33

NOVATION CONFIRMATION

Date:	February 06, 2008
To:	G&E Healthcare REIT Medical Portfolio 1, LLC (“Counterparty”)
Email:	mstreiff@1031nnn.com
Attention:	Mat Streiff
To:	Triple Net Properties, LLC
Fax:	Pbaker@1031nnn.com, soh@1031nnn.com
Attention:	Paul Baker
From:	Wachovia Bank, N.A. (“Wachovia”)
Ref. No:	2360444
Dear Sir or Madam:
The purpose of this letter is to confirm a Novation Transaction between the parties on the terms and conditions set forth below effective from the Novation Date.
This Novation Confirmation constitutes a Confirmation as referred to in the New Agreement specified below.
1. The definitions and provisions contained in the 2004 ISDA Novation Definitions (the “Definitions”) and the terms and provisions of the 2006 ISDA
Definitions, as published by the International Swaps and Derivatives Association, Inc. and amended from time to time, are incorporated in this Novation Confirmation.
In the event of any inconsistency between (i) the Definitions, (ii) the 2006 ISDA Definitions and/or (iii) the Novation Agreement and this Novation Confirmation, this
Novation Confirmation will govern.
2. The terms of the Novation Transaction to which this Novation Confirmation relates, are as follows:
	Novation Date:	February 6, 2008
	Novated Amount:	USD 22,000,000.00
	Transferor:	Triple Net Properties, LLC
	Transferee:	G&E Healthcare REIT Medical Portfolio 1, LLC
	Remaining Party:	Wachovia Bank, N.A.
	New Agreement (between Transferee	ISDA Master Agreement dated as of February 01, 2008 subject to the
	and Remaining Party):	laws of the State of New York
3. The terms of each Old Transaction to which this Novation Confirmation relates, for identification purposes are as follows.
	Trade Date of Old Transaction:	January 10, 2008
	Effective Date of Old Transaction:	January 31, 2008
	Termination Date of Old Transaction:	January 31, 2011
	Wachovia Reference Number of Old Transaction:	2310992
4. The terms of each New Transaction to which this Novation Confirmation relates shall be as specified in the New Confirmation attached hereto as Exhibit A.
Remaining Party and Transferee hereby acknowledge that the terms of the New Transaction reflect an amendment agreed between them to the terms of the Old Transaction as novated hereunder.
	Full First Calculation Period:	Applicable, commencing on February 01, 2008
5. Other Provisions:		None
6. Miscellaneous Provisions:		None
7. Notice Details:		As specified in the New Confirmation attached hereto as Exhibit A.
8. The parties confirm their acceptance to be bound by this Novation Confirmation as of the Novation Date by executing a copy of this Novation Confirmation and returning it to us. The Transferor, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to each Old Transaction. The Transferee, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to each
New Transaction.
Wachovia Bank, N.A.			G&E Healthcare REIT Medical Portfolio 1, LLC
By: /s/ Tracey Bissell			By: /s/ Shannon K S Johnson
Name: Tracey Bissell			Name: Shannon K S Johnson
Title: Vice President			Title: Authorized Signatory
Ref. No. 2360444

Triple Net Properties, LLC

By: /s/ Andrea R. Biller

Name: Andrea R. Biller

Title: Executive Vice President
EXHIBIT A

1. The terms of the particular Transaction to which the Confirmation relates are as follows:
Transaction Type:		Interest Rate Swap

Currency for Payments:		U.S. Dollars

For a Calculation Period, the amount set forth opposite that Calculation Period on
Notional Amount:		Attachment I hereto
Term:
	Trade Date:	February 06, 2008
	Effective Date:	February 01, 2008

	Termination Date:	January 31, 2011 , subject to adjustment in accordance with the Modified Following

Business Day Convention.
Fixed Amounts:

	Fixed Rate Payer:	Counterparty

	Payment Dates:	Monthly on the 1st of each month commencing March 03, 2008, through and including the
Termination Date

	Business Day Convention:	Modified Following
	Business Day:	New York
	Fixed Rate:	3.58%

	Fixed Rate Day Count Fraction:	Actual/360
Floating Amounts:

	Floating Rate Payer:	Wachovia

	Payment Dates:	Monthly on the 1st of each month commencing March 03, 2008, through and including the
Termination Date

	Business Day Convention:	Modified Following
	Business Day:	New York

Floating Rate for initial Calculation Period:
3.26375%

	Floating Rate Option:	USD-LIBOR-BBA

	Designated Maturity:	1 Month
	Spread:	None

	Floating Rate Day Count Fraction:	Actual/360

	Floating Rate determined:	Two London Banking Days prior to each Reset Date.

	Reset Dates:	The first day of each Calculation Period.
	Compounding:	Inapplicable

	Rounding convention:	5 decimal places per the ISDA Definitions.

2. The additional provisions of this Confirmation are as follows:
Calculation Agent:			Wachovia

Payment Instructions:			Wachovia Bank, N.A.

CIB Group, ABA 053000219

Ref: Derivative Desk (Trade No: 2360444)

Account #: 04659360006116

Wachovia Contacts:			Settlement and/or Rate Resets:
1-800-249-3865
1-704-383-8429
Documentation:
Tel: (704) 715-7051
Fax: (704) 383-9139
Collateral:
Tel: (704) 383-9529

Please quote transaction reference number.

Per your standing payment instructions or debit authorization if provided to Wachovia, as relevant. If not provided, please contact us in order for payment to be made.

Payments to Counterparty:			Phone: 1-800-249-3865 Fax: 1-704-383-8429

ATTACHMENT I
	Amortizatio	n Schedule for 23604	44
Calculation Period			USD Notiona	l Reduction
—		USD Notional Amount	—	—
(from and including,	to but excluding)	—	(at end	of period)
01 Feb 08 to 03	Mar 08	22,000,000.00	73,333.33
03 Mar 08 to 01	Apr 08	21,926,666.67	73,333.33
01 Apr 08 to 01	May 08	21,853,333.33	73,333.33
01 May 08 to 02	Jun 08	21,780,000.00	73,333.33
02 Jun 08 to 01	Jul 08	21,706,666.67	73,333.33
01 Jul 08 to 01	Aug 08	21,633,333.33	73,333.33
01 Aug 08 to 02	Sep 08	21,560,000.00	73,333.33
02 Sep 08 to 01	Oct 08	21,486,666.67	73,333.33
01 Oct 08 to 03	Nov 08	21,413,333.33	73,333.33
03 Nov 08 to 01	Dec 08	21,340,000.00	73,333.33
01 Dec 08 to 02	Jan 09	21,266,666.67	73,333.33
02 Jan 09 to 02	Feb 09	21,193,333.33	73,333.33
02 Feb 09 to 02	Mar 09	21,120,000.00	73,333.33
02 Mar 09 to 01	Apr 09	21,046,666.67	73,333.33
01 Apr 09 to 01	May 09	20,973,333.33	73,333.33
01 May 09 to 01	Jun 09	20,900,000.00	73,333.33
01 Jun 09 to 01	Jul 09	20,826,666.67	73,333.33
01 Jul 09 to 03	Aug 09	20,753,333.33	73,333.33
03 Aug 09 to 01	Sep 09	20,680,000.00	73,333.33
01 Sep 09 to 01	Oct 09	20,606,666.67	73,333.33
01 Oct 09 to 02	Nov 09	20,533,333.33	73,333.33
02 Nov 09 to 01	Dec 09	20,460,000.00	73,333.33
01 Dec 09 to 04	Jan 10	20,386,666.67	73,333.33
04 Jan 10 to 01	Feb 10	20,313,333.33	73,333.33
01 Feb 10 to 01	Mar 10	20,240,000.00	73,333.33
01 Mar 10 to 01	Apr 10	20,166,666.67	73,333.33
01 Apr 10 to 03	May 10	20,093,333.33	73,333.33
03 May 10 to 01	Jun 10	20,020,000.00	73,333.33
01 Jun 10 to 01	Jul 10	19,946,666.67	73,333.33
01 Jul 10 to 02	Aug 10	19,873,333.33	73,333.33
02 Aug 10 to 01	Sep 10	19,800,000.00	73,333.33
01 Sep 10 to 01	Oct 10	19,726,666.67	73,333.33
01 Oct 10 to 01	Nov 10	19,653,333.33	73,333.33
01 Nov 10 to 01	Dec 10	19,580,000.00	73,333.33
01 Dec 10 to 03	Jan 11	19,506,666.67	73,333.33
03 Jan 11 to 31	Jan 11	19,433,333.33	19,433,333.33